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                                                                    EXHIBIT 11.1


                                METATOOLS, INC.

                      STATEMENT REGARDING COMPUTATION OF
                          NET INCOME (LOSS) PER SHARE
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                                                                 Three Months Ended March 31,
                                                                 ----------------------------
                                                                     1996            1995
                                                                 ----------------------------
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PRIMARY AND FULLY DILUTED (1)

Weighted average shares outstanding for the period..............   11,634,000      3,129,000
Common equivalent shares, including items pursuant
 to Staff Accounting Bulletin No. 83............................    1,420,000      2,477,000
                                                                 ---------------------------
Shares used in per share calculation............................   13,054,000      5,606,000
                                                                 ===========================

Net income before dividends and reversal of amortization........ $    724,000     $ (430,000)
Preferred stock dividend requirements and amortization
 of issuance costs..............................................            -        (72,000)
                                                                 ---------------------------
Net income (loss) available for common stockholders............. $    724,000     $ (502,000)
                                                                 ===========================
Net income (loss) per common share.............................. $        .06     $     (.09)
                                                                 ===========================
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(1)  Primary and fully diluted calculations are substantially the same.